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                                                                     EXHIBIT 11


                  ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                       Computation of Earnings per Share

               For the years ended March 31, 1997, 1996, and 1995

                                                  1997            1996            1995
                                                  ----            ----            ----
Primary:

Weighted average shares outstanding             2,333,161       2,415,970       2,346,487

Net effect of dilutive stock options
based on the treasury stock method
using the average market price                     72,779          77,781         122,661

Total                                           2,405,940       2,493,751       2,469,148

Net Earnings                                   $3,375,536      $2,077,621      $2,773,144

Earnings per common and common
equivalent share                                    $1.40           $0.83           $1.12

Fully Diluted:

Weighted average shares outstanding             2,333,161       2,415,570       2,346,487

Net effect of dilutive stock options
based on the treasury stock method
using the period end price                         81,478          85,198         130,325

Total                                           2,414,639       2,500,768       2,476,812

Net earnings                                   $3,375,536      $2,077,621      $2,773,144

Earnings per common and common
equivalent share                                    $1.40           $0.83           $1.12
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